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                                                          Exhibit 11

                                   NVR, Inc.
                       Computation of Earnings Per Share
                (amounts in thousands, except per share amounts)



                                               Three Months Ended March 31,
                                               ----------------------------
                                                    2001             2000
                                                  -------          -------

     1. Net income                                $47,920          $30,574
                                                  =======          =======
     2. Average number of shares outstanding        8,352            9,491

     3. Shares issuable upon exercise of
        dilutive options outstanding during
        period, based on average market price       1,542            1,069
                                                  -------          -------
     4. Average number of shares and share
        equivalents outstanding (2 + 3)             9,894           10,560
                                                  =======          =======
     5. Basic earnings per share                  $  5.74          $  3.22
                                                  =======          =======
     6. Diluted earnings per share                $  4.84          $  2.90
                                                  =======          =======

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